Lexmark reports third quarter results

•         Revenue, excluding Inkjet Exit, grew 5 percent

•         Record Managed Print Services revenue grew 18 percent

•         Perceptive Software GAAP revenue grew 32 percent (non-GAAP 38 percent)

•         Revenue exceeded guidance range, EPS at top of range

•         Free cash flow generation of $98 million

•         Share repurchases and dividends totaled $40 million

•         Strengthened software solutions with two acquisitions

LEXINGTON, Ky. – Oct. 22, 2013 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the third quarter of 2013.

“In the third quarter, Lexmark continued solid execution of our strategy of transforming to an end-to-end solutions provider, and delivered revenue that exceeded our July guidance range, EPS at the top of the range and also strong free cash flow,” said Paul Rooke, Lexmark chairman and chief executive officer. “Perceptive Software’s profitability increased significantly compared to last year and once again both managed print services and Perceptive Software revenue grew at a double-digit rate, reflecting the imaging and software synergies we’re creating.

“Lexmark’s value proposition is unique and squarely focused on helping our customers solve their unstructured information challenges, enabling us to lead in this large and expanding market,” Rooke said.

“Lexmark is continuing to increase shareholder value through acquisitions and organic investments that are accelerating our transition to a higher value solutions portfolio, and through the ongoing capital return of more than 50 percent of free cash flow,” added Rooke.

Third Quarter Results

GAAP revenue of $890 million includes $5 million of acquisition-related adjustments. Non-GAAP1 revenue of $896 million declined 3 percent compared with last year.  Excluding the ongoing decline in Inkjet Exit revenue2, non-GAAP revenue grew 5 percent year to year.

Earnings Per Share	3Q13	3Q12
GAAP	$0.45	$0.00
Adjustments	0.50	0.94
Non-GAAP	$0.95	$0.94

GAAP earnings per share for the third quarter of 2013 were $0.45, compared with GAAP earnings of $0.00 per share in the third quarter of 2012.

Third quarter 2013 adjustments were $0.50 per share, compared with third quarter 2012 adjustments of $0.94 per share. Third quarter 2013 non-GAAP earnings were $0.95 per share compared with non-GAAP earnings of $0.94 per share in the third quarter of 2012.

Earnings in the third quarter of 2013 include an unfavorable impact of $0.04 per share as compared to the company’s July guidance resulting from a higher-than-anticipated income tax provision required for the year-to-date period. This higher tax provision was primarily driven by a shift in the company’s geographic earnings mix.

Segment Revenue

Imaging Solutions and Services (ISS) revenue of $837 million declined 5 percent compared to the same period last year. ISS revenue, excluding Inkjet Exit revenue2, grew 3 percent, compared to last year. On a year-to-year basis:

•         Record Managed Print Services (MPS) revenue3 of $184 million grew 18 percent.

•         Non-MPS revenue4 of $569 million declined 1 percent.

•         Inkjet Exit revenue2 of $84 million declined 44 percent, represented 9 percent of total company revenue, and is expected to decline as a percentage of total revenue as the trailing inkjet supplies revenue from the remaining installed base of inkjet printers naturally decreases over time.

Perceptive Software revenue was $54 million. Perceptive Software revenue, excluding acquisition-related adjustments of $5 million, was $59 million and grew 38 percent compared to the same period in 2012.

Product Revenue

Hardware revenue of $182 million and Supplies revenue of $606 million declined 11 percent and 4 percent, respectively, compared to last year. Software and Other revenue of $102 million grew 21 percent compared to last year, or 24 percent, excluding acquisition-related adjustments.

GAAP Results

•         Revenue was $890 million compared to $919 million last year.

•         Gross profit margin was 38.9 percent versus 35.7 percent in 2012.

•         Operating expense was $294 million compared to $316 million last year.

•         Operating income margin was 5.9 percent compared to 1.3 percent in 2012.

•         Net earnings were $29 million compared to 2012 net earnings of $0 million.

Non-GAAP Results

•         Revenue was $896 million compared to $921 million last year.

•         Record gross profit margin was 40.8 percent versus 39.9 percent in 2012.

•         Operating expense was $270 million compared to $269 million last year.

•         Operating income margin was 10.6 percent compared to 10.7 percent last year.

•         Net earnings were $61 million compared to $65 million in 2012.

Cash Flow

In the third quarter of 2013, net cash provided by operating activities was $143 million, free cash flow5 was $98 million, capital expenditures were $45 million, and depreciation and amortization was $61 million. The company ended the quarter with $974 million in cash and marketable securities.

Maintaining Capital Allocation Discipline to Deliver Shareholder Value

Lexmark is continuing to execute on its stated capital allocation framework of returning more than 50 percent of free cash flow5 to shareholders, on average, through quarterly dividends and share repurchases while building and growing its solutions and software business through expansion and acquisitions. Lexmark has returned more than $650 million to shareholders through dividends and share repurchases since July 2011.

In the third quarter of 2013, Lexmark paid a dividend of $0.30 per share totaling $19 million and also repurchased 0.5 million of the company’s shares for $21 million. The company’s remaining share repurchase authorization is currently $189 million.

Two Acquisitions Strengthen Software Solutions Presence, Capabilities

With its two recent acquisitions, Lexmark increased the company’s enterprise content management (ECM) presence in Europe, and further strengthened its capabilities of providing the platform, products and solutions that help its healthcare customers manage their unstructured information challenges.

•    Saperion

During the third quarter, Lexmark completed the acquisition of Germany-based Saperion, a leading provider of ECM software in Europe. Saperion is focused on providing document archive and workflow solutions and now reports into Perceptive Software. Lexmark purchased Saperion for $72 million utilizing non-U.S. cash.

This acquisition expands Perceptive Software’s European-based footprint in the ECM market. Saperion’s ECM products feature a platform-independent, multilingual architecture, making the products highly scalable and easy to integrate with all major ERP, email and document management systems. Saperion has also developed leading cloud-based and mobile ECM solutions to provide workers easy and intuitive access to important content, even when they are away from the office.

•    PACSGEAR

Earlier this month, Lexmark announced the acquisition of PACSGEAR, a leading provider of connectivity solutions for healthcare providers to capture, manage and share medical images and related documents and integrate them with existing picture archiving and communication systems and electronic medical records (EMR) systems. Lexmark paid a cash purchase price of $54 million.

With this acquisition, Perceptive Software will be uniquely positioned to offer a vendor-neutral, standards-based, clinical content platform for capturing, managing, accessing and sharing patient imaging information and related documents within healthcare facilities through an EMR and between facilities via PACSGEAR technology.

Perceptive Software a Leader in Enterprise Content Management

Perceptive Software recently announced it has been positioned by Gartner, Inc. in the Leaders Quadrant for enterprise content management (ECM) solutions, 20136. Gartner evaluated 23 vendors in its most recent iteration of the annual Magic Quadrant for ECM. Gartner’s evaluation was based on completeness of vision and ability to execute.

Perceptive Software continues to deliver double-digit revenue growth reflecting the imaging and software synergies being created by Lexmark. Perceptive Software’s technology platform spans content management, process management, intelligent capture and enterprise search that, both separately and together, connect the unstructured printed and digital information across the enterprise with the processes, applications, and people that need it.

Looking Forward

In the fourth quarter of 2013, revenue excluding Inkjet Exit revenue2 is expected to be flat to up 2 percent year to year. The company expects a continued negative impact from the decision to exit inkjet. Total revenue is currently expected to decline 3 to 5 percent, compared to last year. GAAP earnings per share in the fourth quarter of 2013 are expected to be around $0.57 to $0.67, compared with GAAP earnings per share of $0.10 in the fourth quarter of 2012. Non-GAAP earnings per share in the fourth quarter of 2013 are expected to be around $1.07 to $1.17, compared with non-GAAP earnings per share of $0.61 in the fourth quarter of 2012.

Conference Call Today

The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations website at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 68337844.

Lexmark’s earnings presentation slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations website prior to the live broadcast.

About Lexmark

Lexmark is uniquely focused on connecting unstructured printed and digital information across enterprises with the processes, applications and people that need it most. For more information, please visit www.lexmark.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.  All other trademarks are the property of their respective owners.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, continued economic uncertainty related to volatility of the global economy; uncertainty as a result of U.S. federal government automatic budget cuts required pursuant to the sequester that took effect in March 2013; failure to successfully integrate newly acquired businesses; fluctuations in foreign currency exchange rates; decreased supplies consumption; possible changes in the size of expected restructuring costs, charges, and savings; inability to execute the company’s strategy to become an end-to-end solutions provider; market acceptance of new products; inability to realize all of the anticipated benefits of the company’s acquisitions; aggressive pricing from competitors and resellers; changes in the company’s tax provisions or tax liabilities; the inability to develop new products and enhance existing products to meet customer needs on a cost competitive basis; reliance on international production facilities, manufacturing partners and certain key suppliers; increased investment to support product development and marketing; the financial failure or loss of business with a key customer or reseller; periodic variations affecting revenue and profitability; excessive inventory for the company’s reseller channel; failure to manage inventory levels or production capacity; credit risk associated with the company’s customers, channel partners, and investment portfolio; entrance into the market of additional competitors focused on imaging and software solutions, including enterprise content management, intelligent capture and business process management solutions; inability to perform under managed print services contracts; increased competition in the aftermarket supplies business; fees on the company’s products or litigation costs required to protect the company’s rights; inability to obtain and protect the company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; the outcome of litigation or regulatory proceedings to which the company may be a party; unforeseen cost impacts as a result of new legislation; the inability to attract, retain and motivate key employees; changes in a country’s political or economic conditions; the failure of information technology systems, including data breaches or cyber attacks; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

(1)      In an effort to provide investors with additional information regarding the company's results as determined by generally accepted accounting principles (GAAP), the company has also disclosed in this press release non-GAAP earnings per share amounts and related income statement items which management believes provides useful information to investors. When used in this press release, “non-GAAP” earnings per share amounts and related income statement items exclude restructuring-related, acquisition and divestiture-related, and debt extinguishment-related adjustments. The rationale for management's use of non-GAAP measures is included in Appendix A to the financial information attached hereto.

(2)      Inkjet Exit revenue is defined as consumer and business inkjet hardware and supplies that the company is exiting.

(3)      MPS revenue is defined as ISS laser hardware, supplies and fleet management solutions sold through a managed services agreement.

(4)      Non-MPS revenue is defined as ISS laser hardware, laser supplies, dot matrix hardware, and dot matrix supplies not sold as a part of an MPS agreement. Non-MPS also includes parts and service related to hardware maintenance.

(5)      Free Cash Flow is defined as net cash flows provided by operating activities minus purchases of property, plant and equipment plus proceeds from sale of fixed assets.

(6)      Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose © 2013 Gartner, Inc. and/or its affiliates. All rights reserved. Gartner is a registered trademark of Gartner, Inc. For more information, email info@gartner.com or visit gartner.com. Used with permission.

Investor Contact:

John Morgan

(859) 232-5568

jmorgan@lexmark.com

Media Contact:

Jerry Grasso

(859) 232-3546

ggrasso@lexmark.com

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012

Revenue:
Product	$782.3	$829.3	$2,353.8	$2,575.5
Service	108.2	89.9	307.7	254.7
Total Revenue	890.5	919.2	2,661.5	2,830.2
Cost of revenue:
Product	460.8	492.2	1,389.2	1,516.0
Service	78.4	69.8	233.0	207.3
Restructuring-related costs	5.1	28.8	18.4	36.5
Total Cost of revenue	544.3	590.8	1,640.6	1,759.8
Gross profit	346.2	328.4	1,020.9	1,070.4

Research and development	83.4	93.5	245.5	284.7
Selling, general and administrative	202.9	199.9	610.5	595.6
Gain on sale of inkjet-related technology and assets	–	–	(73.5)	–
Restructuring and related charges	7.6	22.7	4.8	28.2
Operating expense	293.9	316.1	787.3	908.5
Operating income	52.3	12.3	233.6	161.9

Interest expense (income), net	8.1	7.7	25.4	22.1
Other expense (income), net	0.7	(0.2)	3.2	0.5
Loss on extinguishment of debt	–	–	3.3	–
Earnings before income taxes	43.5	4.8	201.7	139.3

Provision for income taxes	15.0	4.8	49.5	39.3
Net earnings	$28.5	$0.0	$152.2	$100.0

Net earnings per share:
Basic	$0.45	$0.00	$2.41	$1.43
Diluted	$0.45	$0.00	$2.37	$1.41
Shares used in per share calculation:
Basic	62.8	68.1	63.2	70.0
Diluted	64.0	68.9	64.3	70.9
Cash dividends declared per common share	$0.30	$0.30	$0.90	$0.85

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

(In Millions)

(Unaudited)

	September 30,	December 31,
	2013	2012
ASSETS

Current assets:
Cash and cash equivalents	$229.7	$212.4
Marketable securities	743.9	693.4
Trade receivables, net	488.0	523.6
Inventories	295.0	277.3
Prepaid expenses and other current assets	236.3	214.6
Total current assets	1,992.9	1,921.3

Property, plant and equipment, net	799.0	845.3
Marketable securities	6.8	6.3
Goodwill	431.6	378.7
Intangibles, net	245.5	231.4
Other assets	113.3	142.0
Total assets	$3,589.1	$3,525.0

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$–	$350.0
Accounts payable	484.1	512.6
Accrued liabilities	605.7	582.1
Total current liabilities	1,089.8	1,444.7

Long-term debt	699.6	299.6
Other liabilities	494.9	499.5
Total liabilities	2,284.3	2,243.8

Stockholders' equity:
Common stock and capital in excess of par	912.6	901.6
Retained earnings	1,601.0	1,507.5
Treasury stock, net	(906.4)	(844.4)
Accumulated other comprehensive loss	(302.4)	(283.5)
Total stockholders' equity	1,304.8	1,281.2
Total liabilities and stockholders' equity	$3,589.1	$3,525.0

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Unaudited)

Net Earnings (In Millions)	3Q13	3Q12
GAAP	$29	$–
Restructuring-related charges & project costs	13	52
Acquisition and divestiture-related adjustments	19	13
Non-GAAP	$61	$65

	Nine Months Ended September 30
Net Earnings (In Millions)	2013	2012
GAAP	$152	$100
Restructuring-related charges & project costs	30	67
Acquisition and divestiture-related adjustments	(6)	38
Loss on extinguishment of debt	2	–
Non-GAAP	$179	$204

Earnings Per Share	3Q13	3Q12
GAAP	$0.45	$0.00
Restructuring-related charges & project costs	0.21	0.75
Acquisition and divestiture-related adjustments	0.29	0.19
Non-GAAP	$0.95	$0.94

	Nine Months Ended September 30
Earnings Per Share	2013	2012
GAAP	$2.37	$1.41
Restructuring-related charges & project costs	0.47	0.94
Acquisition and divestiture-related adjustments	(0.09)	0.53
Loss on extinguishment of debt	0.04	–
Non-GAAP	$2.78	$2.88

Earnings Per Share Guidance	4Q13	4Q12
GAAP	$0.57 - $0.67	$0.10
Restructuring-related charges & project costs	0.19	0.35
Acquisition and divestiture-related adjustments	0.31	0.17
Non-GAAP	$1.07 - $1.17	$0.61

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Unaudited)

Revenue (In Millions) *	3Q13	3Q12
GAAP	$890	$919
Acquisition-related adjustments (1)(2)	5	2
Non-GAAP	$896	$921

Software and Other Revenue (In Millions) **	3Q13	3Q12
GAAP	$102	$85
Acquisition-related adjustments (1)(2)	5	2
Non-GAAP	$107	$87

Perceptive Software Revenue (In Millions) ***	3Q13	3Q12
GAAP	$54	$41
Acquisition-related adjustments (1)(2)	5	2
Non-GAAP	$59	$43

Revenue, excluding Inkjet Exit (In Millions) ****	3Q13	3Q12
GAAP	$806	$769
Acquisition-related adjustments (1)(2)	5	2
Non-GAAP	$811	$771

Gross Profit (In Millions)	3Q13	3Q12
GAAP	$346	$328
Restructuring-related charges & project costs (3)(4)	5	29
Acquisition-related adjustments (1)(2)	14	11
Non-GAAP	$365	$368

Gross Profit Margin (%)	3Q13	3Q12
GAAP	38.9%	35.7%
Restructuring-related charges & project costs	0.6%	3.1%
Acquisition-related adjustments	1.6%	1.1%
Non-GAAP	40.8%	39.9%

Operating Expense (In Millions)	3Q13	3Q12
GAAP	$294	$316
Restructuring-related charges & project costs (3)(4)	(13)	(40)
Acquisition and divestiture-related adjustments (1)(2)	(11)	(7)
Non-GAAP	$270	$269

Operating Income (In Millions)	3Q13	3Q12
GAAP	$52	$12
Restructuring-related charges & project costs (3)(4)	18	69
Acquisition and divestiture-related adjustments (1)(2)	25	17
Non-GAAP	$95	$99

Operating Income Margin (%)	3Q13	3Q12
GAAP	5.9%	1.3%
Restructuring-related charges & project costs	2.0%	7.5%
Acquisition and divestiture-related adjustments	2.8%	1.9%
Non-GAAP	10.6%	10.7%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*

Year-to-year Revenue growth was approximately -3% on a GAAP basis and -3% on a non-GAAP basis. Financial results in the third quarter of 2013 include those of Acuo, acquired in the fourth quarter of 2012, those of AccessVia and Twistage acquired in the first quarter of 2013 and those of Saperion subsequent to the date of acquisition.

**

Year-to-year Software and Other Revenue growth was approximately 21% on a GAAP basis and 24% on a non-GAAP basis. Financial results in the third quarter of 2013 include those of Acuo, acquired in the fourth quarter of 2012, those of AccessVia and Twistage, acquired in the first quarter of 2013, and those of Saperion subsequent to the date of acquisition.

***

Year-to-year Perceptive Software Revenue growth was approximately 32% on a GAAP basis and 38% on a non-GAAP basis. Financial results in the third quarter of 2013 include those of Acuo, acquired in the fourth quarter of 2012, those of AccessVia and Twistage, acquired in the first quarter of 2013, and those of Saperion subsequent to the date of acquisition.

****

Year-to-year Revenue growth, excluding Inkjet Exit, was approximately 5% on a GAAP basis and 5% on a non-GAAP basis. Financial results in the third quarter of 2013 include those of Acuo, acquired in the fourth quarter of 2012, those of AccessVia and Twistage, acquired in the first quarter of 2013, and those of Saperion subsequent to the date of acquisition.

(1)

Amounts for the three months ended September 30, 2013, include total acquisition and divestiture-related adjustments of $25.2 million with $5.0 million, $9.0 million, $0.2 million and $11.0 million included in  Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively. Selling, general and administrative includes $9.9 million of aquisition-related expenses and $1.1 million of divestiture-related expenses.

(2)

Amounts for the three months ended September 30, 2012, include total acquisition-related adjustments of $17.3 million with $2.0 million, $8.5 million, $0.4 million and $6.4 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(3)

Amounts for the three months ended September 30, 2013, include total restructuring-related charges and project costs of $17.7 million with $5.1 million and $5.0 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $7.6 million in Restructuring and related charges (reversals).

(4)

Amounts for the three months ended September 30, 2012, include total restructuring-related charges and project costs of $69.1 million with $28.8 million and $17.6 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $22.7 million in Restructuring and related charges (reversals).

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Unaudited)

	Nine Months Ended September 30
Revenue (In Millions) *	2013	2012
GAAP	$2,661	$2,830
Acquisition-related adjustments (1)(2)	11	5
Non-GAAP	$2,672	$2,835

Software and Other Revenue (In Millions) **	2013	2012
GAAP	$304	$242
Acquisition-related adjustments (1)(2)	11	5
Non-GAAP	$315	$247

Perceptive Software Revenue (In Millions) ***	2013	2012
GAAP	$157	$114
Acquisition-related adjustments (1)(2)	11	5
Non-GAAP	$167	$119

Revenue, excluding Inkjet Exit (In Millions) ****	2013	2012
GAAP	$2,356	$2,337
Acquisition-related adjustments (1)(2)	11	5
Non-GAAP	$2,367	$2,342

Gross Profit (In Millions)	2013	2012
GAAP	$1,021	$1,070
Restructuring-related charges & project costs (3)(4)	18	37
Acquisition-related adjustments (1)(2)	37	25
Non-GAAP	$1,076	$1,132

Gross Profit Margin (%)	2013	2012
GAAP	38.4%	37.8%
Restructuring-related charges & project costs	0.7%	1.3%
Acquisition-related adjustments	1.4%	0.9%
Non-GAAP	40.3%	39.9%

Operating Expense (In Millions)	2013	2012
GAAP	$787	$909
Restructuring-related charges & project costs (3)(4)	(22)	(52)
Acquisition and divestiture-related adjustments (1)(2)	45	(25)
Non-GAAP	$811	$831

Operating Income (In Millions)	2013	2012
GAAP	$234	$162
Restructuring-related charges & project costs (3)(4)	40	89
Acquisition and divestiture-related adjustments (1)(2)	(8)	50
Non-GAAP	$266	$301

Operating Income Margin (%)	2013	2012
GAAP	8.8%	5.7%
Restructuring-related charges & project costs	1.5%	3.1%
Acquisition and divestiture-related adjustments	(0.3)%	1.8%
Non-GAAP	9.9%	10.6%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*

Year-to-year Revenue growth was approximately -6% on a GAAP basis and -6% on a non-GAAP basis. Financial results of 2013 include full year results of Acuo, acquired in the fourth quarter of 2012, and those of AccessVia, Twistage and Saperion subsequent to the date of acquisition. Financial results of 2012 include those of Brainware, ISYS, and Nolij subsequent to the date of acquisition.

**

Year-to-year Software and Other Revenue growth was approximately 26% on a GAAP basis and 27% on a non-GAAP basis. Financial results of 2013 include full year results of Acuo, acquired in the fourth quarter of 2012, and those of AccessVia, Twistage and Saperion subsequent to the date of acquisition. Financial results of 2012 include those of Brainware, ISYS, and Nolij subsequent to the date of acquisition.

***

Year-to-year Perceptive Software Revenue growth was approximately 37% on a GAAP basis and 40% on a non-GAAP basis. Financial results of 2013 include full year results of Acuo, acquired in the fourth quarter of 2012, and those of AccessVia, Twistage and Saperion subsequent to the date of acquisition. Financial results of 2012 include those of Brainware, ISYS, and Nolij subsequent to the date of acquisition.

****

Year-to-year Revenue, excluding Inkjet Exit, growth was approximately 1% on a GAAP basis and 1% on a non-GAAP basis. Financial results of 2013 include full year results of Acuo, acquired in the fourth quarter of 2012, and those of AccessVia, Twistage and Saperion subsequent to the date of acquisition. Financial results of 2012 include those of Brainware, ISYS, and Nolij subsequent to the date of acquisition.

(1)

Amounts for the nine months ended September 30, 2013, include total acquisition and divestiture-related adjustments of $(8.1) million with $10.6 million, $26.3 million, $0.5 million, $28.0 million and $(73.5) million included in Revenue, Cost of revenue, Research and development, Selling, general and administrative and Gain on sale of inkjet-related technology and assets, respectively.  Selling, general and administrative includes $24.2 million of acquisition-related expenses and $3.8 million of divestiture-related expenses.

(2)

Amounts for the nine months ended September 30, 2012, include total acquisition-related adjustments of $50.0 million with $4.8 million, $19.9 million, $0.7 million and $24.6 million included in  Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(3)

Amounts for the nine months ended September 30, 2013, include total restructuring-related charges and project costs of $40.1 million with $18.4 million and $16.9 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $4.8 million in Restructuring and related charges (reversals).

(4)

Amounts for the nine months ended September 30, 2012, include total restructuring-related charges and project costs of $88.7 million with $36.5 million and $24.0 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $28.2 million in Restructuring and related charges (reversals).

Appendix 1

Note:

Management believes that presenting non-GAAP measures is useful because they enhance investors’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, allocating resources and in certain circumstances for employee incentive compensation. Adjustments to GAAP results in determining non-GAAP results fall into three general categories that are described below:

1) Restructuring-related charges

In recent years, the Company has initiated restructuring plans which have resulted in operating expenses which otherwise would not have been incurred. The size of these items can vary significantly from period to period and the Company does not consider these items to be part of core operating expenses of the business.  Restructuring and related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of accelerated depreciation, asset impairments, employee termination benefits, pension and postretirement plan curtailments, inventory-related charges and contract termination and lease charges. They also include project costs that relate to the execution of the restructuring plans. These project costs are incremental to normal operating charges and are expensed as incurred, such as compensation costs for overlap staffing, travel expenses, consulting costs and training costs.

2) Acquisition and divestiture-related adjustments

In connection with acquisitions and divestitures, management provides supplementary non-GAAP financial measures of revenue and expenses to normalize for the impact of business combination accounting rules as well as to exclude certain expenses which would not have been incurred otherwise.

a. Adjustments to Revenue

Due to business combination accounting rules, deferred revenue balances for service contracts assumed as part of acquisitions are adjusted down to fair value. Fair value approximates the cost of fulfilling the service obligation, plus a reasonable profit margin. Subsequent to acquisitions, management adds back the amount of amortized revenue that would have been recognized had the acquired company remained independent and had the deferred revenue balances not been adjusted to fair value.   Management reviews non-GAAP revenue to allow for more complete comparisons to historical performance as well as to forward-looking projections and also uses it as a metric for employee incentive compensation.

b. Amortization of intangible assets

Due to business combination accounting rules, intangible assets are recognized which were not previously presented on the balance sheet of the acquired company. These intangible assets consist primarily of purchased technology, customer relationships, trade names, in-process R&D and non-compete agreements. Subsequent to the acquisition date, some of these intangible assets begin amortizing and represent an expense that would not have been recorded had the acquired company remained independent. The total amortization of the acquired intangible assets varies from period to period, due to the mix in value and useful lives of the different assets. For the purpose of comparing financial results to historical performance as well as for defining targets for employee incentive compensation, management excludes the amortization of the acquired intangible assets on a non-GAAP basis.

c. Acquisition and integration costs

In connection with its acquisitions, the Company incurs expenses that would not have been incurred otherwise. The acquisition costs include items such as  investment banking fees, legal and accounting fees, and costs of retention bonus programs for the senior management of the acquired company. Integration  costs may consist of information technology expenses, consulting costs and travel expenses as well as non-cash charges related to the abandonment of assets under construction by the Company that are determined to be duplicative of assets of the acquired company. The costs are expensed as incurred and can vary substantially in size from one period to the next. For these reasons, management excludes these expenses from non-GAAP earnings in order to evaluate the  Company’s performance on a continuing and comparable basis.

d. Divestiture-related adjustments

In connection with divestitures, management provides supplementary non-GAAP financial measures of expenses to normalize for the impact of certain earnings and   expenses which would not have been incurred otherwise. The Company recognized a net gain on the sale of inkjet-related technology and assets, which consisted of a   subsidiary, intellectual property and other assets, and transition services.  In addition, the Company has incurred costs related to the divestiture, such as employee   travel expenses and compensation, consulting costs, training costs, and transition services. These costs are incremental to normal operating charges and are    expensed as incurred. Management excluded the income and  expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing   and  comparable basis.

3) Loss on Early Extinguishment of Debt

The Company has extinguished debt prior to its scheduled maturity which has resulted in non-operating expenses which otherwise would not have been incurred. The size of these items can vary significantly depending on timing of the debt maturity versus execution of the redemption and the Company does not consider these items to be part of typical non-operating expenses of the business.  Debt extinguishment related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of premium and redemption fees paid as well as the write-off of unamortized debt issuance costs and original issue discount.

In addition to GAAP results, management presents these non-GAAP financial measures to provide investors with additional information that they can utilize in their own methods of evaluating the Company’s performance.

Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific initiatives associated with restructuring actions and acquisitions approved by management, along with their budgeted costs. Subsequently, actual costs incurred as a part of these approved restructuring plans and acquisitions are monitored and compared to budgeted costs to assure that the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs and acquisition-related adjustments. Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.